UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 22, 2004

Zeppelin Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10934	98-0196717
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer Identification No.)

Bankers Hall West Tower, 888 3rd Street SW, Calgary, AB,T2P 5C5
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (403) 444-6901

TABLE OF CONTENTS

Page
Item 2. Acquisition or Disposition of Assets	1
Signatures	2

Item 2.   Acquisition or Disposition of Assets

     Pursuant to Form 8-K, General Instructions F, the Registrant hereby incorporates by reference the press release attached hereto as Exhibit 99.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zeppelin Energy, Inc.

April 26, 2004	/s/ Mienno Wiebe

Menno Wiebe
President

Exhibit 99.

Zeppelin Announces the Signing of a Final Agreement of the Drayton Valley Shallow Oil and Gas Project.

CALGARY, April 26 - Zeppelin Energy Inc. (OTCBB: ZEPE) announces today that it has signed a Farmin Agreement dated April 22nd, 2004 with Ribstone Resources Ltd. for the acquisition, by Zeppelin, of 100% of the interests of Ribstone subject to a 3% Gross Overriding Royalty, in certain oil and gas leases in the Drayton Valley area of west central Alberta.

Zeppelin proposes to spud the first earning well on this acreage by mid July 2004 and will drill a minimum of three wells at an expected cost of approximately $Cdn 300,000 per well in order to fully earn the Ribstone interest. These interests comprise the oil and gas rights down to the Cardium formation, found at approximately 1650 meters (5400 ft) in the area. The Ribstone interest area consists of 1600 acres covering 10 quarter sections. Zeppelin will acquire a 90% interest in approximately 1120 acres (7 quarter sections) and a 30% interest in a further 480 acres (3 quarter section

Zeppelin will earn the rights to the Ribstone interests by completing the drilling program noted above and making a series of cash payments, which began with the signing of the agreement, and will continue in a phased and option based manner until a total of $Cdn 283,333 has been paid. Funding for the program is expected to be acquired from private sources.

In addition to the Ribstone interests noted above Zeppelin has obtained an option, subject to certain prior rights held by an existing interest holder, to acquire 90% of the Ribstone rights from surface to the Cardium formation in a further 800 acres (5 quarter sections) located immediately to the north of the 1600 acre holding referenced above. This acreage is currently held 70% Ribstone and 30% Devon Energy

The acreage acquired by Zeppelin overlies the Pembina Oil Field which is the largest conventional oil field found in Canada to date and which has produced more than a billion barrels of oil from the Cardium formation through 5500 wells. The Pembina Field was developed between 1954 and 1965 and, during the course of that activity, and specifically upon the acreage acquired by Zeppelin, more than 20 wells have been drilled. These wells penetrated a significant number of reservoirs, some of which, known as the; Paskapoo, Edmonton, and Belly River sands, appear to be hydrocarbon bearing based on evaluations conducted by Zeppelin.

A Belly River gas producer located approximately 2 1/2 miles from the acreage which Zeppelin has acquired tested 5 MMcfpd and has produced more than 100 MMcf and 90,000 Bbl in its two year life. A Zeppelin review suggests that ten existing wells have log characteristics sufficiently similar to those seen in the nearby producing wells to warrant detailed study and possible redrilling or recompletion. Multiple targets exist in most wells and interpreted aggregate net pay in these wells ranges from 35 ft. to 120 ft.

Two Paskapoo gas producers, located less than two miles from the Zeppelin acreage tested 470 and 850 Mcfd approximately three years ago. These produced at rates of 130 to 350 Mcfpd respectively after approximately two years of production. Zeppelin has identified at least five potential Paskapoo recompletions with interpreted net pay in the range of 20 to 90 ft. in existing wells on the Ribstone acreage.

About Zeppelin Energy Inc.

Zeppelin Energy Inc. is a publicly traded company on the OTC BB ("ZEPE"). Zeppelin Energy is an independent energy company dedicated to the acquisition of proven Oil and Gas properties with specific emphasis in the Western Canadian Basin, Central and South America. Those wishing to learn more about Zeppelin are encouraged to visit www.zeppelinenergy.com or to contact the President of Zeppelin at the contact information below.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Exchange Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements included in this release other than statements of fact are forward-looking statements that involve risks and uncertainties.